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                                                                   EXHIBIT 8.1

                                  May __, 1998

CBT Group Public Limited Company
c/o CBT Systems USA, Ltd.
1005 Hamilton Court
Menlo Park, CA  94025

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with the Form S-4 Registration Statement filed with the Securities and Exchange Commission (which contains a Prospectus and joint Proxy Statement) (the "Registration Statement") filed pursuant to the Agreement and Plan of Reorganization dated as of March 16, 1998 (the "Reorganization Agreement") by and among CBT Group Public Limited Company, a public limited company organized under the laws of the Republic of Ireland ("CBT"), Rockets Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of CBT ("Merger Sub"), and The ForeFront Group, Inc., a Delaware corporation ("ForeFront"). Pursuant to the Reorganization Agreement, Merger Sub will merge with and into ForeFront (the "Merger"), and ForeFront will become a wholly owned subsidiary of CBT.

     Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as counsel to CBT in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time), and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

     1. The Reorganization Agreement;

     2. Those certain tax representation letters dated April __, 1998, delivered to us by CBT, Merger Sub, and ForeFront containing certain representations of CBT, Merger Sub, and ForeFront (the "Tax Representation Letters"); and

     3. Such other instruments and documents related to the formation, organization and operation of CBT, Merger Sub, and ForeFront and related to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.
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CBT Group PLC
May __, 1998
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     In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

     a. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are prerequisites to the effectiveness thereof;

     b. All representations, warranties and statements made or agreed to by CBT, Merger Sub, and ForeFront, their managements, employees, officers, directors and shareholders in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

     c. All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

     d. The Merger will be reported by CBT and ForeFront on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

     e. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

     Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Reorganization Agreement (and without any waiver, breach or amendment of any of the provisions thereof), the Merger is effective under the laws of the state of Delaware, and the statements set forth in the Tax Representation Letters are true and correct as of the Effective Time, then for federal income tax purposes, the Merger will be a "reorganization" within the meaning of Section 368(a) of the Code.

     We consent to the reference to our firm under the caption "U.S. Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

     This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or any other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion
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CBT Group PLC
May __, 1998
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may not be relied upon except with respect to the consequences specifically discussed herein. No opinion is expressed as to the Federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the Federal income tax laws (for example, life insurance companies, dealers in securities, taxpayers subject to the alternative minimum tax banks, tax-exempt organizations, non-United States persons, and stockholders who acquired their shares of ForeFront stock pursuant to the exercise of options or otherwise as compensation).

     No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement, or as to any other transaction whatsoever, including the Merger, if all of the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of the Reorganization Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

     This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion is being delivered solely in connection with the Registration Statement. It is intended for the benefit of CBT and Merger Sub and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation